EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of February __, 2023 (the “Effective Date”), by and between Fairooz Kabbinavar, MD, FACP (the “Executive”) and Cardiff Oncology, Inc., a Delaware corporation (the “Company”).
R E C I T A L S
WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in each case effective as of the Effective Date;
WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company;
WHEREAS, this Agreement supersedes any and all prior term sheets, employment agreements or similar agreements by and between Executive and the Company.
AGREEMENT
In consideration of the mutual covenants herein contained and the employment of Executive by the Company, the parties agree as follows:
1.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” shall mean any of the following: (i) the commission of a material act of fraud, embezzlement or misappropriation, which is intended to result in substantial personal enrichment of Executive in connection with Executive’s employment with the Company; (ii) Executive’s willful misconduct, gross negligence, act of dishonesty or breach of trust in connection with Executive’s employment; (iii) Executive’s indictment for or charge with (and in connection with which there is the commencement of a criminal trial), or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses) or any other criminal offense involving fraud, dishonesty, misappropriation or serious moral turpitude; (iv) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including without limitation, those set forth in Section 15(a) and Section 15(b) of this Agreement or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 14 of this Agreement and the Confidentiality and Inventions Agreement attached hereto as Exhibit B; or (v) Executive’s (1) material failure to perform Executive’s duties as set forth in this Agreement, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.
(b)“Change of Control” shall mean the occurrence of any of the following events:
(i)the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly more than fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or
(iii)there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.
(c)“Disability” means totally and permanently disabled as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof.
(d)“Good Reason” shall mean without Executive’s express written consent any of the following: (i) a material reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a reduction of Executive’s compensation as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from the Company’s then current principal location; or (iv) a material breach by the Company of this Agreement. Any Good Reason termination will require thirty (30) days advance written notice by Executive of the event giving rise to Good Reason within sixty (60) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within sixty (60) days after the failure of the Company to cure a Good Reason event.
2.Duties and Scope of Position. During the Term (as defined below), Executive will serve as Chief Medical Officer of the Company, reporting to the Chief Executive Officer of the Company, and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing Executive’s personal investments, or serving on civic or charitable boards or committees, provided that no such activities unduly interfere, individually or in the aggregate, with the performance of Executive’s obligations under this Agreement, provided that Executive shall honor the non-competition and non-solicitation terms as per Section 15 below.
3.Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until February __, 2026, unless earlier terminated in accordance with Section 9 hereof. The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew such employment, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective

Term as that term is defined below. The period commencing as of the Effective Date and ending on Executive’s last date of employment with the Company under this Agreement is the “Term” and the end of the Term is referred to herein as the “Expiration Date.”
4.Base Compensation. The Company shall pay to Executive a base compensation (the “Base Compensation”) of $480,000 per year (prorated for any partial year), payable at such times as the Company customarily pays its other senior executives (but in any event no less often than monthly). In addition, each year during the Term, Executive shall be reviewed for purposes of determining the appropriateness of Executive’s Base Compensation hereunder. The Base Compensation shall be subject to all federal, state and local payroll tax withholding and any other withholdings required by law. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.
5.Benefits; Expense Reimbursement.
(a)Benefits. During the Term, Executive shall be entitled to participate in all company employee benefit plans. In the event Executive elects to pay to a self-funded health insurance program, Executive shall be reimbursed by the Company for such costs up to the maximum amount the Company would be obligated to pay for similar benefits pursuant to its health insurance plans.
(b)Expenses. During the Term, the Company shall promptly reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company, consistent with Company policies in effect from time to time.
6.Target Bonus. In addition to Executive’s Base Compensation, during the Term Executive shall be given the opportunity to earn an annual bonus (the “Bonus”) of up to 45% of Base Compensation. The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon by the Executive and the Board or its compensation committee. In the event Executive is employed by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section  6, Executive shall be entitled to receive a pro-rated Bonus for such Target Year based on the number of days Executive was employed by the Company during such Target Year divided by 365. The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding.
7.Equity Award. Executive will be granted an equity-based compensation award (“Award”) in such amounts and subject to such terms and conditions that are consistent with, and no less favorable to Executive than the terms and conditions set forth in Exhibit C attached hereto. Upon termination of Executive’s employment, the treatment of any portion of outstanding Award shall be determined in accordance with the terms of any agreements governing such award (“Award Agreement”). Executive shall remain eligible to receive additional equity-based compensation awards as the Company may grant from time to time.
8.Intentionally omitted.
9.Termination.
(a)Termination by the Company. Subject to the obligations of the Company set forth in Section 10 below, the Company may terminate Executive’s employment at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s employment without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice.
(b)Termination by Executive. Executive may voluntarily terminate the Term upon sixty (60) days’ prior written notice for any reason or no reason.
(c)Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 10 below, Executive’s employment shall terminate automatically upon Executive’s death. Subject to the obligations of the Company set forth in Section 10 below, in the event Executive is unable to perform Executive’s duties as a result of Disability during the Term, the Company shall have the right to terminate the employment of Executive by providing written notice of the effective date of such termination.
10.Payments Upon Termination of Employment.
(a)Termination for Cause, Death or Disability or Termination by Executive without Good Reason. In the event that Executive’s employment hereunder is terminated during the Term by the Company for Cause, as a result of Executive’s death or Disability, or voluntarily by Executive without Good Reason, the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination, the Company shall pay Executive a lump sum amount equal to (i) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (iii) within 2-1/2 months following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination.
(b)Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, the Company shall compensate Executive as follows:
(i)on the date of termination, the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus and Options earned and not yet paid or granted, as applicable, through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and, provided that Executive executes a written release pursuant to Section 10(e) below, the Company shall pay Executive the Base Compensation for twelve (12) months from the date of termination, the potential Bonus the Executive is or would be eligible for pursuant to Section 6 herein during such twelve (12) month period following the termination and any benefits (or benefits reimbursement payments) pursuant to Section 5 herein that the Executive is or would be eligible for during such twelve (12) month period.
(c)Termination in the Context of a Change of Control. Notwithstanding anything in Section 10(a) or 10(b) herein to the contrary, in the event of Executive’s termination of employment with the Company either (i) by the Company without Cause at any time within twelve (12) months prior to the consummation of a Change of Control if, prior to, or as of such termination, a Change of Control transaction was Pending (as defined in Section 10(d) below) at any time during such twelve (12)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time upon or within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:
(i)on the date of termination (except as specified in clause (C)), the Company shall pay Executive a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination;
(ii)on the date of termination, provided that Executive executes a written release pursuant to Section 10(e) below, the Company shall pay to Executive a lump sum amount equal to twelve (12) months of Executive’s Base Compensation then in effect as of the day of termination, the maximum Bonus the Executive is or would be eligible for pursuant to Section 6 herein during such twelve (12) month period and any benefits pursuant to Section 5 herein that the Executive is or would be eligible for during such twelve (12) month period;
(iii)notwithstanding any provision of any stock incentive plan, stock option agreement, restricted stock agreement or other agreement relating to capital stock of the Company, and provided that Executive executes a written release pursuant to Section 10(e) below, all of the shares and equity awards held by Executive that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for (A) a period of six months following the date of termination only if at the time of such termination there is a Change of Control transaction Pending (as defined in Section 10(d) below) or (B) if clause (A) does not apply, then such period of time set forth in the agreement evidencing the security; and
(iv)Severance benefits under this Section 10(c) and Section 10(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.
In order to effectuate the provisions of Section 10(c)(iii) hereof, in the event that Executive’s employment is terminated during the Term by the Company without Cause or by Executive for Good Reason, no equity award held by Executive shall expire or terminate prior to the earlier to occur of (a) ten (10) years after the date of the award and (b) fifteen (15) months after Executive’s termination of employment with the Company.
(d)Definition of “Pending.” For purposes of Section 10(c) herein, a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction; or (C) a third party has publicly announced, through a filing with the Securities and Exchange Commission, its intent to commence a tender offer or similar transaction to acquire 50% or more of the outstanding voting interests of the Company.
(e)Conditions to Payment. All payments and benefits due to Executive under this Section 10 that are made subject to this Section 10(e) on 10, (such payments, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A. Such general release shall be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return such release or revocation shall be a waiver by Executive of Executive’s right to any Severance. If Executive’s review and revocation period for the release of claims required pursuant to this Section spans two of Executive’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of such release of claims and shall include all amounts accrued prior thereto. In addition, Severance shall be conditioned on Executive’s compliance with Section 15 hereof.
11.Code Section 409A.
(i)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(iv)For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
12.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets or otherwise pursuant to a Change of Control shall assume the Company's obligations under this Agreement and agree expressly in writing delivered to Executive, at or prior to such Change of Control, to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a Change of Control. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by contract, operation of law or otherwise.
13.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to Executive’s last known residence) or (b) three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.
14.Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit B, and incorporated herein by this reference.
15.Non-Competition; Non-Solicitation.
(a)Non-Compete. The Executive hereby covenants and agrees that during the Term and for a period of one year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 15 (a), (i) “Competing Business” means the current business of the Company and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.
(b)Non-Solicitation. Executive further agrees that during the Term and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees.
(c)Remedies. Executive acknowledges and agrees that Executive’s obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by Executive of Executive’s covenants and agreements set forth herein. Accordingly, Executive agrees and acknowledges that any such violation of this Section 15 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to seek injunctive relief against the breach of this Section 15 or the continuation of any such breach by the Executive without the necessity of proving actual damages.
16.Employment Relationship. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).
17.Miscellaneous Provisions.

(a)Survival. Sections 1, 5, 6, 10, 11, 13, 14, 15 and 17 herein, including this Section 17(a), shall survive the termination of Executive’s employment with the Company, the expiration of this Agreement and the termination of this Agreement for any reason.
(b)Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Entire Agreement. This Agreement supersedes, amends and restates all prior agreements and understandings between the parties, oral or written, including, without limitation, the Executive Agreement. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.
(g)Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
(h)Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:    Cardiff Oncology, Inc.
By: /s/ Mark Erlander
Name: Mark Erlander
Title: Chief Executive Officer

EXECUTIVE:    /s/ Fairooz Kabbinavar

    Fairooz Kabbinavar, MD, FACP

Exhibit A

Form of Release Agreement

Exhibit B

Confidentiality and Inventions Agreement

Exhibit C
EQUITY TERMS

Type of Award (“Award”)	•An inducement grant under Nasdaq Rule 5635(c)(4). •Executive’s Award to equal 425,000 shares. •Award is evidenced by agreement executed by Executive and the Company.
Vesting of Award	•25% vest one year after date of grant and the remainder vest in monthly equal amounts over 36 months beginning one year and one month after date of grant
Termination of Service for Cause, resignation with/without Cause, death & disability, etc.
•ninety (90) days following the date of the Executive’s termination of employment with the Company and its Affiliates for any reason other than for Cause or due to the Executive’s death or Disability;
•six (6) months following the date of the Executive’s termination of employment with the Company and its Affiliates due to the Executive’s death or Disability.
•The entire Award (whether vested or unvested) held by the Executive immediately prior to the cessation of the Executive’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause